Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-170609) pertaining to registration of certain securities and Forms S-8 (File No. 333-147830, 333-259132, 333-165436 and 333-176760) pertaining to the Amended and Restated 2003 Incentive Compensation Plan and 2007 Equity Incentive Plan of Limelight Networks, Inc. of our reports dated March 2, 2012, with respect to the consolidated financial statements and schedule of Limelight Networks, Inc., and the effectiveness of internal control over financial reporting of Limelight Networks, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/    Ernst & Young LLP

Phoenix, Arizona

March 2, 2012